Exhibit 2.1

A0829459

1521269

FILED
Secretary of State
State of California

MAY 15 2019

FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF COYUCHI, INC.

Eileen Mockus certifies that:

1. She is the President and Chief Executive Officer, and the Secretary, of Coyuchi, Inc., a California corporation.

2. The Amended and Restated Articles of Incorporation of this corporation shall be further amended and restated to read in full as follows:

I.

The name of this corporation is Coyuchi, Inc. (the ***"Company"***).

II.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

Intentionally Omitted.

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, ***"Common Stock"*** and ***"Preferred Stock."*** The total number of shares which the Company is authorized to issue is 54,500,000 shares, 30,000,000 shares of which shall be Common Stock (the ***"Common Stock"***) and 24,500,000 shares of which shall be Preferred Stock (the ***"Preferred Stock"***). The Preferred Stock shall have a par value of $0.00001 per share, and the Common Stock shall have a par value of $0.00001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of at least a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. 1,100,000 of the authorized shares of Preferred Stock are hereby designated ***"Series A Preferred Stock"*** (the ***"Series A Preferred"***), 5,500,000 of the authorized shares of

Preferred Stock are hereby designated ***"Series A1 Preferred Stock"*** (the ***"Series A1 Preferred"***), 16,000,000 of the authorized shares of Preferred Stock are hereby designated ***"Series B Preferred Stock"*** (the ***"Series B Preferred"***) and 1,900,000 of the authorized shares of Preferred Stock are hereby designated ***"Series B1 Preferred Stock"*** (the ***"Series B1 Preferred"*** and collectively with the Series A Preferred, the Series A1 Preferred and the Series B Preferred, the ***"Series Preferred"***).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) The holders of shares of Series Preferred shall be entitled to receive dividends, out of any assets legally available therefor, at a rate equal to 4% of the applicable Original Issue Price (as defined below), prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock of the Company, payable when, as and if declared by the Board of Directors. In the event that the amount of dividends declared by the Board of Directors shall be insufficient to permit payment of the full dividends, such dividends will be paid ratably to each holder of Series Preferred in proportion to the dividend amounts to which each holder of Series Preferred is entitled as provided herein. In the event dividends or other distributions are paid on any shares of Common Stock, a similar dividend or distribution shall be paid with respect to all outstanding shares of Series Preferred (on an as-if-converted to Common Stock basis). The right to dividends on shares of the Common Stock and Series Preferred shall not be cumulative, and no right shall accrue to holders of the Common Stock or Series Preferred by reason of the fact that dividends on said shares are not declared in any prior period.

(b) The ***"Original Issue Price"*** of the Series A Preferred shall be $1.50 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The ***"Original Issue Price"*** of the Series A1 Preferred shall be $2.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The ***"Original Issue Price"*** of the Series B Preferred shall be $0.50 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The ***"Original Issue Price"*** of the Series B1 Preferred shall be $1.50 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for each stockholders' meeting or the effective date of each written consent of stockholders and shall have voting rights and

powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series A Preferred. For so long as at least 435,000 shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company (including any filing of a certificate of determination), whether by merger or consolidation or otherwise, in a manner adverse to the Series A Preferred;

(ii) Any increase or decrease in the authorized number of shares of Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock having rights, preferences or privileges senior to or on a parity with the Series A Preferred;

(iv) Other than as approved by the Board of Directors, any redemption, repurchase or payment of dividends (other than dividends payable in shares of the Company's Common Stock) with respect to any shares of the Company's Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares or distributions to holders of Common Stock in accordance with Section 3 hereof);

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3);

(vi) Any voluntary dissolution, liquidation or winding up of the Company; or

(vii) Any increase or decrease in the authorized number of members of the Board of Directors other than as approved by the Board of Directors.

(c) Separate Vote of Series B Preferred. For so long as at least 1,000,000 shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain

outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company (including any filing of a certificate of determination), whether by merger or consolidation or otherwise, in a manner adverse to the Series B Preferred;

(ii) Any increase or decrease in the authorized number of shares of Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock having rights, preferences or privileges senior to or on a parity with the Series B Preferred;

(iv) Other than as approved by the Board of Directors, any redemption, repurchase or payment of dividends (other than dividends payable in shares of the Company's Common Stock) with respect to any shares of the Company's Common Stock or Preferred Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares or distributions to holders of Common Stock in accordance with Section 3 hereof);

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition;

(vi) Any voluntary dissolution, liquidation or winding up of the Company; or

(vii) Any increase or decrease in the authorized number of members of the Board of Directors other than as approved by the Board of Directors

(d) Election of Board of Directors.

(i) For so long as at least 435,000 shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of Series A Preferred, voting as a separate class, shall be entitled to elect 2 members of the Board of Directors by vote at each meeting or pursuant to each written consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of Common Stock and Preferred Stock, voting together as one class, shall be entitled to elect the remaining members of the Board of Directors by vote at each meeting or pursuant to each written consent of the Company's stockholders for

the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3. **LIQUIDATION RIGHTS.**

(a) Upon (i) any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, (ii) a merger, consolidation or sale of voting control or other corporate reorganization in which the stockholders of the Company immediately prior to such transaction do not own securities representing a majority of the voting power of the surviving entity or its parent immediately following such transaction, but excluding (x) any transaction effected exclusively to change the domicile of the Company, or (y) any transaction effected principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof (an ***"Acquisition"***), or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company (an ***"Asset Transfer"***) (items (i), (ii) and (iii), each a ***"Liquidation Event"***), prior and in preference to any distribution or payment shall be made to the holders of any shares of Series A1 Preferred, Series A Preferred, Common Stock or any other capital stock of the Company, the holders of Series B1 Preferred and the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series B1 Preferred and for each share of Series B Preferred held by them, an amount per share of Series B1 Preferred and Series B Preferred equal to the greater of (1) the Original Issue Price of such Series B1 Preferred and such Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus any declared but unpaid dividends or (2) the amount that would be distributable with respect to such share had such share of Series B1 Preferred and Series B Preferred been converted to Common Stock at the applicable Series Preferred Conversion Rate in effect immediately prior to such Liquidation Event. If, upon any Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B1 Preferred and Series B Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series B1 Preferred and Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) In the event of a Liquidation Event, upon completion of the distribution to the holders of shares of Series B1 Preferred and Series B Preferred required by Section 3(a) above, but prior and in preference to any distribution of any assets or payment made to the holders of any shares of Common Stock or any other capital stock of the Company, the holders of Series A1 Preferred and the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series A1 Preferred and for each share of Series A Preferred held by them, an amount per share of Series A1 Preferred and Series A Preferred equal to the greater of (1) the Original Issue Price of such Series A1 Preferred and such Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus any declared but unpaid dividends or (2) the amount that would be distributable with respect to such share had such share of Series A1 Preferred and Series A Preferred been converted to Common Stock at the applicable Series

Preferred Conversion Rate in effect immediately prior to such Liquidation Event. If, upon any Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A1 Preferred and Series A Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series A1 Preferred and Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) In the event of a Liquidation Event, upon completion of the distribution to the holders of shares of Series Preferred required by Sections 3(a) and 3(b) above, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

(d) In any Acquisition or Asset Transfer, (i) if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors on the date such determination is made and (ii) any payments or proceeds that could be made or distributed following the closing of any Acquisition or Asset Transfer as the result of termination or expiration of an escrow or operation of an earn-out or similar arrangement or termination of dissenter's or appraisal rights, shall be treated for the purposes of this Section 3 as if paid at the closing of such Acquisition or Asset Transfer.

4. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the ***"Conversion Rights"***):

(a) **Optional Conversion.** Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable ***"Series Preferred Conversion Rate"*** then in effect for such series of Series Preferred (determined as provided in Section 4(b)) by the number of shares of such series of Series Preferred being converted.

(b) **Series Preferred Conversion Rate.** The conversion rate in effect at any time for conversion of the Series A Preferred, Series A1 Preferred, Series B Preferred and Series B1 Preferred (the ***"Series Preferred Conversion Rate"***) shall be the quotient obtained by dividing the Original Issue Price of such series of Series Preferred by the ***"Series Preferred Conversion Price,"*** calculated as provided in Section 4(c).

(c) **Series Preferred Conversion Price.** The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the ***"Series A Preferred Conversion Price"***), the conversion price for the Series A1 Preferred shall initially be the Original Issue Price of the Series A1 Preferred (the ***"Series A1 Preferred Conversion Price"***), the conversion price for the Series B Preferred shall initially be the Original Issue Price

of the Series B Preferred (the ***"Series B Preferred Conversion Price"***) and the conversion price for the Series B1 Preferred shall initially be the Original Issue Price of the Series B1 Preferred (the ***"Series B1 Preferred Conversion Price"*** and collectively with the Series A Preferred Conversion Price, the Series A1 Preferred Conversion Price and the Series B Preferred Conversion Price, the ***"Series Preferred Conversion Price"***) Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value as determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value as determined by the Board of Directors as of the date of such conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series B1 Preferred is issued (the ***"Original Issue Date"***) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of any series of Series Preferred, the Series Preferred Conversion Price of each such series of Series Preferred in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of any series of Series Preferred, the Series Preferred Conversion Price of each such series of Series Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of any series of Series Preferred, the Series Preferred Conversion Price then in effect for any such series of Series Preferred shall be decreased as of the time of such issuance, as provided below:

(i) The Series Preferred Conversion Price shall be adjusted by multiplying the Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) (A) If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section

4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than any then effective Series Preferred Conversion Price (a ***"Qualifying Dilutive Issuance"***), then and in each such case, such existing Series A Preferred Conversion Price and Series A1 Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series A Preferred Conversion Price and Series A1 Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to: (1) the numerator of which shall be (x) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (y) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and (2) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(B) If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance, then and in each such case, such existing Series Preferred Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of $.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(ii) No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 4(h) shall be rounded to the nearest $0.01 per share. Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to such Series Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the ***"Aggregate Consideration"***) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or

options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as ***"Convertible Securities"***) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than any Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); *provided* that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price (as defined below) shall be recalculated using the figure to which such minimum amount of consideration is reduced; *provided further,* that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of any Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Series Preferred Conversion Price as

adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, *provided* that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to any Series Preferred Conversion Price required under this Section 4(h), ***"Additional Shares of Common Stock"*** shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred or as a dividend or distribution on the Series Preferred;

(B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(C) shares of Common Stock issued pursuant to the exercise or conversion of options, warrants or other Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, purchase of substantially all of the assets, consolidation, acquisition, strategic alliance or similar business combination transaction; *provided* that the issuance of shares therein has been approved by the Board of Directors;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, credit agreements, real property leasing arrangement, or debt financing from a bank, equipment lessor, landlord or similar institution; *provided* that the issuance of shares therein has been approved unanimously by the Board of Directors;

(F) shares of Common Stock or Convertible Securities

issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company; *provided* that the issuance of shares therein has been approved unanimously by the Board of Directors;

(G) shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing, customer, vendor or distribution arrangements or (ii) collaboration, technology transfer or development arrangements, including technology licenses; *provided* that the issuance of shares therein has been approved unanimously by the Board of Directors;

(H) shares of Common Stock issued in a registered public offering under the Securities Act, pursuant to which all outstanding shares of Series Preferred are automatically converted to Common Stock;

(I) shares of Series B1 Preferred; and

(J) shares of Common Stock or Convertible Securities issued in connection with any transaction or issuance approved unanimously by the Board of Directors, such approving vote or consent specifically providing that such shares shall not be considered Additional Shares of Common Stock hereunder.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h). The ***"Effective Price"*** of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issuance under this Section 4(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the ***"First Dilutive Issuance"***), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as part of the same transaction or series of related transactions as the First Dilutive Issuance (a ***"Subsequent Dilutive Issuance"***), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) **Certificate of Adjustment.** In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common

Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to provide such notice shall have no effect on any such adjustment.

(j) **Notices of Record Date.** Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least 10 days (or such shorter period approved by the holders of at least a majority of the outstanding Series Preferred) prior to the record date for any event specified in clause (i) above, or the effective date for any event specified in clause (ii) above, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time with the approval, by affirmative vote or written consent, of the holders of not less than a majority of the outstanding shares of the Series Preferred voting together as a single class, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $4.50 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000.00. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii) Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; *provided, however*, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l) **Fractional Shares.** No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board of Directors) on the date of conversion.

(m) **Reservation of Stock Issuable Upon Conversion.** The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) **Notices.** Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) 1 day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

5. NO REISSUANCE OF SERIES PREFERRED.

No shares or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

* * *

3. The foregoing amendment and restatement was duly approved by the Board of Directors of the corporation.

4. The foregoing amendment and restatement was duly approved by the required vote of the shareholders of this corporation in accordance with Sections 603 and 903 of the CGCL. The total number of outstanding shares of this corporation entitled to vote with respect to the foregoing Amended and Restated Articles of Incorporation was 1,086,500 shares of Common Stock, 814,583 shares of Series A Preferred and 4,766,537 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being a majority of the total number of outstanding shares of Common Stock, a majority of the total number of outstanding Series A Preferred and a majority of the total number of outstanding shares of Series B Preferred Stock.

A0829459

The undersigned certifies under penalty of perjury under the laws of the State of California that they have read the foregoing Amended and Restated Articles of Incorporation and knows the contents thereof, and that the statements therein are true.

Dated: May 15, 2019

Eileen Mockus, President and Chief Executive Officer and Secretary

I hereby certify that the foregoing transcript of 16 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State's office.

JUN 1 1 2019

Date:

ALEX PADILLA, Secretary of State